Neenah Declares Quarterly Dividend

ALPHARETTA, GEORGIA - January 31, 2020 - Neenah, Inc. (NYSE: NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.47 per share on the company's common stock. The dividend will be payable on March 3, 2020 to stockholders of record as of close of business on February 14, 2020.
The new dividend rate of $0.47 per share, previously announced on November 26, 2019, represents an increase of 4 percent compared to the prior dividend rate of $0.45 per share.
About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.

Contact:     Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278